Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

919 THIRD AVENUE

NEW YORK, N.Y. 10022 - 3852

TEL (212)715-9100	47, AVENUE HOCHE
FAX (212)715-8000	75008 PARIS
FRANCE

July 21, 2003

Kroll Inc.
900 Third Avenue
New York, New York 10022

Re:	Registration Statement on Form S-4, as amended (Registration No. 333-106841)

Ladies and Gentlemen:

      We have acted as corporate counsel to Kroll Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 1,366,502 shares of common stock of the Company, par value $0.01 per share (the “Shares”), as described in the Registration Statement, in connection with the Agreement and Plan of Reorganization (the “Merger Agreement”), dated June 23, 2003, entered into by and among the Company, Golden Mountain Acquisition Corporation, a Colorado corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Factual Data Corp. (“Factual Data”), a Colorado corporation, pursuant to which Merger Sub will be merged with and into Factual Data, and Factual Data will become a wholly owned subsidiary of the Company.

      In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, the Merger Agreement, resolutions of the Board of Directors of the Company and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents reviewed by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Company.

      Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be legally issued, fully paid and non-assessable.

Kroll Inc.
July 21, 2003
Page 2 2

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

      The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We do not express any opinion herein concerning any other laws, and we assume no responsibility as to the applicability of any other laws to the subject transaction or the effect of such laws thereon.

      Thomas E. Constance, a director of the Company, is a member of our firm.

Very truly yours,

/s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP